Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2007, accompanying the consolidated financial statements of Celunol Corp and Subsidiaries for the years ended December 31, 2006, and 2005, appearing in the Registration Statement on Form S-3 (File No. 333-143894) of Verenium Corporation (formerly Diversa Corporation) filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933. We hereby consent to the incorporation by reference of said report in the Registration Statement of Verenium Corporation on Forms S-8 (File No. 333-142708, effective May 8, 2007, File No. 333-107171, effective July 18, 2003, File No. 333-75396, effective December 18, 2001 and File No. 333-31056, effective February 24, 2000).

/s/ Grant Thornton LLP

Boston, Massachusetts

July 26, 2007